                                                               EXHIBIT (a)(1)(I)

      This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated
             July 9, 2003 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of
   Shares. The Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any state or jurisdiction where the securities, blue sky
                 or other laws require the Offer to be made by a
                  licensed broker or dealer, the Offer shall be
                 deemed to be made on behalf of the Purchaser by
    UBS Securities LLC or one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                Dana Corporation

                                       AT

                              $15.00 NET PER SHARE

                                       BY

                             Delta Acquisition Corp.

                          A WHOLLY OWNED SUBSIDIARY OF

                               ArvinMeritor, Inc.

         Delta Acquisition Corp., a Virginia corporation (the "Purchaser"), and a wholly owned subsidiary of ArvinMeritor, Inc., an Indiana corporation ("Parent"), is offering to purchase (1) all outstanding shares (the "Shares") of common stock, par value $1.00 per share, of Dana Corporation, a Virginia corporation (the "Company"), and (2) unless and until validly redeemed by the board of directors of the Company, the associated rights to purchase shares of Series A Junior Participating Preferred Stock, no par value, of the Company (the "Rights") issued pursuant to the Rights Agreement, dated as of April 25, 1996 (as amended from time to time, the "Rights Agreement"), by and between the Company and Chemical Mellon Shareholder Services L.L.C., as Rights Agent, at a price of $15.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 9, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 28, 2003, UNLESS THE OFFER IS EXTENDED.

         The purpose of the Offer is for Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. Parent currently intends, promptly following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Proposed

Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser, Parent or any of their affiliates, Shares held by any subsidiary of the Company and Shares held by shareholders who perfect their dissenters' rights, if any, under the Virginia Stock Corporation Act) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer.

         The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that, together with Shares owned by the Purchaser, Parent or any other subsidiary of Parent, represents more than two-thirds of the total number of outstanding Shares on a fully diluted basis, (2) the Company's board of directors redeeming the Rights or the Purchaser, in its reasonable discretion, being satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger described in the Offer to Purchase, (3) the Purchaser, in its reasonable discretion, being satisfied that the Virginia Affiliated Transactions Act has been invalidated or will otherwise not prohibit or impede, for any period of time, the Proposed Merger or any other business combination involving the Company and the Purchaser or any other subsidiary of Parent, (4) the Purchaser, in its reasonable discretion, being satisfied that the Virginia Control Share Act has been invalidated or will otherwise be inapplicable to the Shares previously acquired by Parent and to be acquired by the Purchaser pursuant to the Offer or full voting rights for all Shares previously acquired by Parent and to be acquired by the Purchaser pursuant to the Offer having been approved by the shareholders of the Company pursuant to the Virginia Control Share Act, (5) Parent having received proceeds under new financings sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof and (6) all waiting periods imposed by applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions and events described in the Offer to Purchase. If any such condition is not satisfied or upon the occurrence of any such event, the Purchaser may elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the expiration of the Offer or (3) terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

         Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which shareholders would be able to tender Shares not tendered in the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Computershare Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (1) the certificates representing such Shares (the "Share Certificates") and, if applicable, the certificates representing the associated Rights (the "Rights Certificates"), or timely confirmation of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any and all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal.

         Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares and, if applicable, Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the expiration of the Offer and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after September 6, 2003 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn. To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder of the Shares or Rights to be withdrawn, if different from the name of the person who tendered the Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

         THE INFORMATION REQUIRED TO BE DISCLOSED BY PARAGRAPH (d)(1) OF RULE 14D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

         Purchaser has made a request to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, the Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if the Company so elects, the materials will be mailed by the Company.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         All questions and requests for assistance regarding the Offer should be directed to the Information Agent, MacKenzie Partners, Inc., or to the Dealer Manager, UBS Securities LLC, at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:


                         [MACKENZIE PARTNERS, INC. LOGO]
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885
                        Email:proxy@mackenziepartners.com

                      The Dealer Manager for the Offer is:


                                   [UBS LOGO]
                           299 Park Avenue, 39th Floor
                            New York, New York 10171
                          Call Toll Free 866-504-7355 .

July 9, 2003